Exhibit 99.1

Investor Relations Contact:	Media Contact:
Robert J. Vill	Jane Randel
Vice President – Finance and Treasurer	Vice President, Corporate Communications
Liz Claiborne Inc.	Liz Claiborne Inc.
201.295.7515	212.626.3408
LIZ CLAIBORNE INC. REPORTS 1st QUARTER RESULTS
•	Reports Q1 GAAP Loss per Share from Continuing Operations of ($0.93) and Adjusted Loss Per Share of ($0.37)

•	Generates Decrease in Inventory of 17% Compared to Q1 2008

•	Realizes Cash Flow from Continuing Operating Activities for the Last Twelve Months of $401 Million

•	Reports Total Debt of $754 Million, a $235 Million Decrease Compared to Q1 2008

•	Amends Bank Revolving Credit Agreement
New York, NY May 13, 2009 – Liz Claiborne Inc. (NYSE:LIZ) today announced earnings for the first quarter. For the first quarter of 2009 and on a GAAP basis, the loss per share from continuing operations was ($0.93) compared to a loss per share from continuing operations of ($0.08) for the first quarter of 2008. Adjusted loss per share from continuing operations for the first quarter of 2009 was ($0.37) compared to adjusted diluted earnings per share (“EPS”) from continuing operations of $0.33 for the first quarter of 2008.
Net sales from continuing operations for the first quarter of 2009 were approximately $780 million, a decrease of $316 million, or 28.8%, from the comparable 2008 period (which had an extra week compared to the current year). Excluding the impact of an $88 million decrease associated with brands or certain brand activities that have been licensed, closed or exited and have not been presented as part of discontinued operations and fluctuations in foreign currency exchange rates, which reduced net sales by $41 million, net sales decreased $187 million, or 17.1%.
The adjusted results for the first quarter of 2009 and 2008 exclude the impact of expenses incurred in connection with the Company’s streamlining initiatives and brand-exiting activities and a goodwill impairment charge in 2009. The Company believes that the adjusted results for the first quarter of 2009 and 2008 represent a more meaningful presentation of its historical operations and financial performance since these results provide period to period comparisons that are consistent and more easily understood. The attached tables, captioned “Reconciliation of Non-GAAP Financial Information”, provide a full reconciliation of actual results to the adjusted results.
William L. McComb, Chief Executive Officer of Liz Claiborne Inc., said: “As indicated on the March earnings call, our operating performance in the first quarter which represents the seasonal low point of the year was further challenged as consumer spending and mall traffic remained at depressed levels. These factors, coupled with a highly promotional retail environment, resulted in comparable store sales decreases of 22% at Juicy Couture, 18% at Lucky Brand, 27% at Kate Spade

and 7% at Mexx, while negatively impacting margins in both our retail and wholesale businesses. Despite these operating challenges, we continued our exceptional expense, balance sheet and cash flow management in the quarter as we recorded total debt of $754 million, a $235 million decrease compared to the first quarter of 2008, inclusive of an $81 million decrease due to changes in foreign currency exchange rates. We generated a 17% reduction in inventory compared to last year, including the impact of brands sold, discontinued, or licensed. Cash flow from operating activities was very strong at $401 million for the last twelve months, including the receipt of $126 million in net income tax refunds and $75 million associated with our sourcing agreement with Li & Fung, resulting in availability of $166 million in our bank credit facility at the end of the quarter.”
Mr. McComb added, “We successfully closed our sourcing agreement with Li & Fung on March 31st. Our brand teams are currently hard at work, partnering with Li & Fung to drive the operational excellence that we expect to achieve in our sourcing operation. We are pleased with the progress made in the first six weeks of this relationship and continue to expect Li & Fung to play a critical role in collaborating with us to drive meaningful gross margin improvement across our brands, beginning in the Holiday 2009 season. We are very pleased with market and consumer acceptance of our recently launched Liz Claiborne New York brand and remain optimistic that we will see meaningful operating and financial gains in this business. We also recently announced the hiring of Thomas Grote, formerly of Esprit, as the new CEO for Mexx. Thomas has an impressive background and proven track record of success and we expect that he will accelerate the execution of Mexx’s turnaround.”
Mr. McComb concluded, “Our outlook for the balance of the year remains unchanged. We expect comp store sales declines in the 15-25% range in our Juicy Couture, Lucky Brand and Kate Spade brands and a high single digit comp store sales decline in our Mexx brand through the third quarter of 2009, with fourth quarter comps flattening as we anniversary the sharp downturn that began in September 2008. We are projecting an adjusted operating loss for the second quarter — and although we expect the GAAP loss to be smaller than first quarter, driven by declining restructuring costs, the second quarter sales and adjusted operating loss profile will be similar to what we reported today for the first quarter. By the third quarter, we expect results to improve, primarily driven by the impact of the $70 million in cost reductions announced in February and the positive impact on margin resulting from reduced inventories. We are also projecting an adjusted operating profit for the fourth quarter. This sales and earnings scenario continues to characterize our thinking. In spite of a more generally optimistic tone in the news and in some industry reports, we see the environment as still fundamentally promotional, with a reserved consumer and significantly reduced traffic.”
Amendment to Revolving Credit Agreement
On May 12, 2009, we completed a second amendment to our revolving credit facility, which (i) provides that, through the end of the second quarter of 2010, the fixed charge coverage covenant will be in effect only when availability under the credit agreement fails to exceed an agreed upon level; (ii) reduces the minimum required fixed charge coverage ratio (only if in effect) for the period from December 2009 through the end of the second quarter of 2010; (iii) adds a minimum availability covenant which requires us to maintain availability in excess of an agreed upon level (set at a level below the availability level in (i)); (iv) sets a minimum LIBOR interest rate and adjusts certain interest rate spreads based upon availability; (v) requires the application of substantially all cash collected to reduce outstanding borrowings under the agreement; and (vi) extends the inclusion of an intangible asset value of $30 million in the borrowing base through the maturity of the agreement.

The Company will sponsor a conference call at 10:00 am EDT today to discuss its results for the first quarter of 2009. The dial-in number is 1-888-694-4676 with pass code 98155008. The web cast and slides accompanying the prepared remarks can be accessed via the Investor Relations section of the Liz Claiborne website at www.lizclaiborneinc.com. An archive of the webcast will be available on the website. Additional information on the results of the Company’s operations is available in the Company’s Form 10-Q for the first quarter of 2009, filed with the Securities and Exchange Commission.
OPERATING SUMMARY
We present our reportable segments as follows:
•	Domestic-Based Direct Brands segment — consists of the specialty retail, outlet, wholesale apparel, wholesale non-apparel (including accessories, jewelry, and handbags), e-commerce and licensing operations of our three domestic retail-based operating segments: Juicy Couture, Kate Spade and Lucky Brand;

•	International-Based Direct Brands segment — consists of the specialty retail, outlet, concession, wholesale apparel, wholesale non-apparel (including accessories, jewelry and handbags), e-commerce and licensing operations of Mexx, our international retail-based operating segment; and

•	Partnered Brands segment — consists of one operating segment including the wholesale apparel, wholesale non-apparel, specialty retail, outlet, e-commerce and licensing operations of our wholesale-based brands.

The results of the Company’s former Emma James, Intuitions, J.H. Collectibles, Tapemeasure, C&C California, Laundry by Design, Prana, Narciso Rodriguez and Enyce brands in addition to the retail operations of the Company’s former Ellen Tracy brand and certain of the retail operations of the Sigrid Olsen brand are shown as discontinued operations.

In the second quarter of 2008, the Company entered into an exclusive long-term global licensing agreement for the manufacture, distribution and marketing of its fragrance brands. Although we believe this arrangement provides us the opportunity to realize profitable results, it will continue to negatively affect year over year net sales comparisons, as we now earn a royalty fee based on the sales of our fragrance products by Elizabeth Arden.

•	Net sales for our segments are provided below:
—	Domestic-Based Direct Brands segment net sales decreased 6.6% in the first quarter to $259 million. Excluding the impact of licensing our fragrance operations in the second quarter of 2008, net sales decreased 0.8%.

—	International-Based Direct Brands segment net sales decreased 39.0% in the first quarter to $209 million. Excluding the impact of changes in foreign currency exchange rates, net sales declined 29.3% compared to last year.

—	Partnered Brands segment net sales decreased $164 million, or 34.4%, in the first quarter to $312 million. Excluding the impact of a $72 million decrease associated with brands or certain brand activities that have been licensed, closed or exited and have not been presented as part of discontinued operations, net sales decreased $92 million, or 19.4%.
•	Net sales for our Domestic-Based Direct Brands segment in the first quarter were as follows:

—	Juicy Couture — $132 million, a 5.4% decrease compared to last year. Excluding the impact of licensing our fragrance operations in the second quarter of 2008, net sales increased 6.0%.

—	Lucky Brand — $97 million, an 11.9% decrease compared to last year.

—	Kate Spade — $30 million, an 8.5% increase compared to last year.
•	Operating loss in the first quarter was ($78) million ((10.0)% of net sales), compared to an operating loss of ($12) million ((1.1)% of net sales) in 2008. Adjusted operating loss in the first quarter was ($44) million ((5.6)% of net sales), compared to adjusted operating income of $50 million (4.5% of net sales) in 2008. Operating losses for our business segments are provided below:
—	Domestic-Based Direct Brands segment operating loss in the first quarter was ($21) million ((8.2)% of net sales), compared to operating income of $13 million (4.8% of net sales) in 2008. Domestic-Based Direct Brands segment adjusted operating loss in the first quarter was ($11) million ((4.2)% of net sales), compared to adjusted operating income of $18 million (6.6% of net sales) in 2008.

—	International-Based Direct Brands segment operating loss in the first quarter was ($17) million ((8.2)% of net sales), compared to operating income of $14 million (4.1% of net sales) in 2008. International-Based Direct Brands segment adjusted operating loss in the first quarter was ($13) million ((6.4)% of net sales), compared to adjusted operating income of $21 million (6.1% of net sales) in 2008.

—	Partnered Brands segment operating loss in the first quarter was ($40) million ((12.8)% of net sales), compared to an operating loss of ($39) million ((8.4)% of net sales) in 2008. Partnered Brands segment adjusted operating loss in the first quarter was ($20) million ((6.2)% of net sales), compared to adjusted operating income of $11 million (2.2% of net sales) in 2008.
•	Streamlining initiatives and brand-exiting activities amounted to $33 million in the first quarter of 2009, compared to $62 million in the first quarter of 2008.

•	Inventories decreased 17.1% to $436 million compared to the first quarter of 2008, primarily due to conservative inventory management across all brands and the year-over-year impact of decreases in our Partnered Brands segment, including the impact of brands sold, exited or licensed, partially offset by increases in our Domestic-Based Direct Brands segment related to our retail expansion in 2008. The impact of changes in foreign currency exchange rates decreased inventories by approximately $31 million, or 5.9% in the first quarter of 2009 compared to the first quarter of 2008.

•	Accounts receivable decreased $182 million, or 32.2%, in the first quarter of 2009 compared to the first quarter of 2008, primarily due to decreases in our Partnered Brands segment due to the impact of brands sold, exited or licensed and reduced sales in our Liz Claiborne brand and in our International-Based Direct Brands segment. The impact of changes in foreign currency exchange rates decreased accounts receivable by approximately $25 million, or 4.5%.

•	Cash flow from continuing operating activities for the last twelve months was $401 million, including the receipt of $126 million in net income tax refunds and $75 million associated with our sourcing agreement with Li & Fung.

•	We ended the quarter with $41 million in cash and $754 million in debt outstanding compared to $111 million in cash and $989 million in debt outstanding at the end of the first quarter of 2008.

FIRST QUARTER RESULTS
Overall Results
Net sales from continuing operations for the first quarter of 2009 were approximately $780 million, a decrease of $316 million, or 28.8%, from the comparable 2008 period (which had an extra week compared to the current year), primarily due to decreases in our International-based Direct Brands and Partnered Brands segments. Excluding the impact of an $88 million, or 8.0%, decrease associated with brands or certain brand activities that have been licensed, closed or exited and have not been presented as part of discontinued operations and fluctuations in foreign currency exchange rates, which reduced net sales by $41 million, or 3.8%, net sales decreased $187 million, or 17.1%.
Gross profit as a percentage of net sales was 44.7% in 2009 compared to 48.1% in the first quarter of 2008, principally reflecting increased promotional activity which caused decreased gross profit rates in all segments, partially offset by an increased proportion of sales from our Domestic-Based Direct Brands segment, which runs at a higher gross profit rate than the company average.
Selling, general & administrative expenses (“SG&A”) were $425 million, or 54.5% of net sales in 2009, compared to $540 million, or 49.2% of net sales in the first quarter of 2008, primarily reflecting the following:
•	a $16 million increase primarily associated with the 2008 retail expansion in our Domestic-Based Direct Brands segment;

•	a $6 million decrease associated with our Domestic-Based Direct Brands segment, primarily due to the licensing of our cosmetics brands;

•	a $30 million decrease associated with our International-Based Direct Brands segment;

•	a $26 million decrease due to the impact of changes in foreign currency exchange rates in our international businesses;

•	a $25 million decrease in expenses associated with our streamlining and brand-exiting activities; and

•	a $43 million decrease in Partnered Brands and corporate SG&A.
A Goodwill impairment non-cash charge was recorded in the first quarter of 2009 in the amount of $2 million in our Partnered Brands segment related to goodwill associated with the estimated contingent payment to the former owners of Mac & Jac due in the second quarter of 2009. Based on the current economic environment, we performed a goodwill impairment test and concluded that the goodwill recorded as a result of the estimated settlement was impaired and recorded a corresponding impairment charge.
Operating loss was ($78) million ((10.0)% of net sales) in the first quarter of 2009 compared to an operating loss of ($12) million ((1.1)% of net sales) in the first quarter of 2008. Adjusted operating loss in the first quarter was ($44) million ((5.6)% of net sales) compared to adjusted operating income of $50 million (4.5% of net sales) in 2008. The impact of changes in foreign currency exchange rates in our international businesses reduced operating loss by $5 million during the quarter.
Other income (expense), net was $6 million in the first quarter of 2009 compared to ($3) million in the first quarter of 2008, primarily reflecting (i) the impact of the partial de-designation of the hedge of our investment in euro functional currency subsidiaries, which resulted in the recognition of a foreign currency translation gain of $6 million on our euro-denominated notes within earnings in 2009 and (ii) foreign currency transaction gains and losses in 2009 and 2008.

Income taxes increased by $20 million to a tax expense of $1 million in the first quarter of 2009 compared to a tax benefit of $19 million in the first quarter of 2008. Income tax benefits were not recorded for substantially all losses incurred during the first quarter of 2009 as it is likely that such benefits will not be utilized due to the combination of (i) our recent history of pre-tax losses, including goodwill impairment charges recorded in 2008 and 2007; (ii) our ability to carry forward or carry back tax losses or credits and (iii) current general economic conditions. The income tax provision in the first quarter of 2009 primarily represents increases in deferred tax liabilities for indefinite-lived intangible assets and an increase in the accrual for uncertain tax positions.
Loss from continuing operations in the first quarter of 2009 was ($87) million, or ($0.93) per share, compared to a loss from continuing operations in the first quarter of 2008 of ($8) million, or ($0.08) per share. Adjusted loss per share from continuing operations in the first quarter of 2009 was ($0.37) compared to adjusted diluted EPS from continuing operations of $0.33 in the first quarter of 2008.
Net loss attributable to Liz Claiborne Inc. in the first quarter of 2009 was ($91) million, inclusive of losses related to discontinued operations of ($4) million, compared to a net loss of ($31) million, inclusive of net losses related to discontinued operations of ($23) million, in the first quarter of 2008. Loss per share was ($0.97) in the first quarter of 2009 compared to a loss per share of ($0.33) in the first quarter of 2008.
Segment Highlights
Domestic-Based Direct Brands
Net sales for Juicy Couture were $132 million, a 5.4% decrease compared to 2008. Excluding the impact of licensing our fragrance operations in the second quarter of 2008, net sales increased 6.0%, primarily driven by increases in specialty retail and outlet, reflecting an increased number of stores in 2009.
—	We ended the quarter with 63 specialty stores and 33 outlet stores, reflecting the net addition over the last 12 months of 23 specialty stores and 15 outlet stores;

—	Average retail square footage in the first quarter was approximately 320 thousand square feet, an 89% increase compared to 2008;

—	Sales per square foot for comparable stores for the latest twelve months were $915; and

—	Comparable store sales decreased 22% in the first quarter.
Net sales for Lucky Brand were $97 million, an 11.9% decrease compared to 2008, primarily driven by decreases in wholesale apparel and specialty retail.
—	We ended the quarter with 193 specialty stores and 38 outlet stores, reflecting the net addition over the last 12 months of 20 specialty stores and 18 outlet stores;

—	Average retail square footage in the first quarter was approximately 569 thousand square feet, a 23% increase compared to 2008;

—	Sales per square foot for comparable stores for the latest twelve months were $514; and

—	Comparable store sales decreased 18% in the first quarter.
Net sales for Kate Spade were $30 million, an 8.5% increase compared to 2008, primarily driven by increases in wholesale and outlet, partially offset by decreases in specialty retail.

—	We ended the quarter with 47 specialty stores and 28 outlet stores, reflecting the net addition over the last 12 months of 21 specialty stores and 12 outlet stores;

—	Average retail square footage in the first quarter was approximately 154 thousand square feet, a 77% increase compared to 2008;

—	Sales per square foot for comparable stores for the latest twelve months were $628; and

—	Comparable store sales decreased 27% in the first quarter.
Domestic-Based Direct Brands segment operating loss in the first quarter was ($21) million ((8.2)% of net sales), compared to operating profit of $13 million (4.8% of net sales) in 2008. Domestic-Based Direct Brands segment adjusted operating loss in the first quarter was ($11) million ((4.2)% of net sales), compared to adjusted operating income of $18 million (6.6% of net sales) in 2008.
International-Based Direct Brands
Net sales for Mexx were $209 million, a 39.0% decrease compared to 2008. Excluding the impact of changes in foreign currency exchange rates, net sales for Mexx decreased 29.3% compared to last year.
—	We ended the quarter with 136 specialty stores, 99 outlets and 233 concessions, reflecting the net addition over the last 12 months of 4 specialty stores and 12 outlet stores and the net closure of 59 concessions;

—	Average retail square footage in the first quarter was approximately 1.464 million square feet, a 6% increase compared to 2008;

—	Sales per square foot for comparable stores for the latest twelve months were $334; and

—	Comparable store sales decreased 7% in the first quarter, reflecting decreases in our Mexx Europe and Mexx Canada businesses.
International-Based Direct Brands segment operating loss in the first quarter was ($17) million ((8.2)% of net sales), compared to operating income of $14 million (4.1% of net sales) in 2008. International-Based Direct Brands segment adjusted operating loss in the first quarter was ($13) million ((6.4)% of net sales), compared to adjusted operating income of $21 million (6.1% of net sales) in 2008.
Partnered Brands
Net sales in our Partnered Brands segment decreased $164 million, or 34.4%, in the first quarter to $312 million. Excluding the impact of a $72 million decrease associated with brands or certain brand activities that have been licensed, closed or exited and have not been presented as part of discontinued operations, net sales decreased $92 million, or 19.4%, primarily due to decreases in our Liz Claiborne, Claiborne and Axcess brands.
Partnered Brands segment operating loss in the first quarter was ($40) million ((12.8)% of net sales), compared to an operating loss of ($39) million ((8.4)% of net sales) in 2008. Partnered Brands segment adjusted operating loss in the first quarter was ($20) million ((6.2)% of net sales), compared to adjusted operating income of $11 million (2.2% of net sales) in 2008.
About Liz Claiborne Inc.
Liz Claiborne Inc. designs and markets a global portfolio of retail-based premium brands including Kate Spade, Juicy Couture, Lucky Brand and Mexx. The Company also has a refined group of department store-based brands with strong consumer franchises including the Liz Claiborne and

Monet families of brands, Kensie, Kensiegirl, Mac & Jac, and the licensed DKNY® Jeans Group. For more information visit www.lizclaiborneinc.com.
Liz Claiborne Inc. Forward-Looking Statement
Statements contained herein that relate to the Company’s future performance, financial condition, liquidity or business or any future event are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements are indicated by words or phrases such as “intend,” “anticipate,” “plan,” “estimate,” “project,” “expect,” “we believe,” “we are optimistic that we can,” “current visibility indicates that we forecast” or “currently envisions” and similar phrases. Such statements are based on current expectations only, are not guarantees of future performance, and are subject to certain risks, uncertainties and assumptions. The Company may change its intentions, belief or expectations at any time and without notice, based upon any change in the Company’s assumptions or otherwise. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. In addition, some risks and uncertainties involve factors beyond the Company’s control. Among the risks and uncertainties are the following: Our ability to continue to have available adequate sources and levels of liquidity necessary to operate our business, through cash flows from operations and under our amended and extended credit facility, which availability may be adversely impacted by a number of factors, including the level of our operating cash flows, our ability to comply with the financial and other covenants included in our amended and extended credit facility, and the level of borrowing availability from time to time under our amended and extended credit facility which level is determined primarily by the level of our eligible accounts receivable and inventory balances; general economic conditions in the United States and the rest of the world; lower levels of consumer confidence, consumer spending and purchases of discretionary items, including fashion apparel and related products, such as ours; continued restrictions in the credit and capital markets, which would impair our ability to access additional sources of liquidity, if needed; changes in the cost of raw materials, labor, advertising and transportation; our dependence on a limited number of large U.S. department store customers, and the risk of consolidations, restructurings, bankruptcies and other ownership changes in the retail industry and financial difficulties at our larger department store customers; our ability to successfully implement our long-term strategic plans; our ability to affect a turnaround of our Mexx Europe business; our ability to respond to constantly changing consumer demands and tastes and fashion trends, across multiple product lines, shopping channels and geographies; our ability to attract and retain talented, highly qualified executives, and maintain satisfactory relationships with our employees, both union and non-union, including our ability to successfully negotiate with our unions with respect to agreements that expire at the end of May 2009; our ability to adequately establish, defend and protect our trademarks and other proprietary rights; our ability to successfully develop or acquire new product lines or enter new markets or product categories, and risks related to such new lines, markets or categories, including the risks associated with our sales of Liz & Co. and Concepts by Claiborne outside of better department stores and risks associated with our Liz Claiborne and Claiborne brands association with known designers and retailers, and consumer acceptance of the resulting products; the impact of the highly competitive nature of the markets within which we operate, both within the United States and abroad; our reliance on independent foreign manufacturers, including the risk of their failure to comply with safety standards or our policies regarding labor practices; risks associated with our agreement with Li & Fung, which results in a single foreign buying agent for substantially all of our products; our international operations are subject to a variety of legal, regulatory, political and economic risks, including risks relating to the importation and exportation of product; our ability to adapt to and compete effectively in the current quota environment in which general quota has expired on apparel products but with political activity seeking to re-impose quota; our exposure to domestic and foreign currency fluctuations; and such other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and prices and such other factors as are set forth in the Company’s Quarterly Report on form 10-Q for the quarter ended April 4, 2009, which is being filed with the Securities and Exchange Commission today, and the Company’s 2008 Annual Report on Form 10-K, including, without limitation, those set forth under the headings “Item 1A- Risk Factors” and “Statement Regarding Forward-Looking Statements.” The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

LIZ CLAIBORNE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(All amounts in thousands, except per common share data)
(Unaudited)

	Three Months Ended		Three Months Ended
	April 4, 2009	% of	April 5, 2008	% of
	(13 weeks)	Sales	(14 weeks)	Sales
Net Sales	$779,665	100.0%	$1,095,374	100.0%
Cost of goods sold	430,842	55.3%	568,323	51.9%

Gross Profit	348,823	44.7%	527,051	48.1%
Selling, general & administrative expenses	425,029	54.5%	539,458	49.2%
Goodwill impairment	1,898	0.2%	—	—

Operating Loss	(78,104)	(10.0)%	(12,407)	(1.1)%
Other income (expense), net	5,913	0.8%	(2,594)	(0.2)%
Interest expense, net	(13,882)	(1.8)%	(12,103)	(1.1)%

Loss Before Provision (Benefit) for Income Taxes	(86,073)	(11.0)%	(27,104)	(2.5)%
Provision (benefit) for income taxes	1,260	0.2%	(19,445)	(1.8)%

Loss from Continuing Operations	(87,333)	(11.2)%	(7,659)	(0.7)%
Discontinued operations, net of tax	(4,415)		(23,265)

Net Loss	(91,748)		(30,924)
Net (loss) income attributable to the noncontrolling interest	(369)		97

Net Loss Attributable to Liz Claiborne, Inc.	$(91,379)		$(31,021)

Earnings per Share:
Basic and Diluted
Loss from Continuing Operations Attributable to Liz Claiborne, Inc.	$(0.93)		$(0.08)

Net Loss Attributable to Liz Claiborne, Inc.	$(0.97)		$(0.33)

Weighted Average Shares, Basic (1)	93,771		93,507
Weighted Average Shares, Diluted (1)	93,771		93,507

(1)	Because the Company incurred a loss from continuing operations in 2009 and 2008, all outstanding stock options and restricted shares are antidilutive. Accordingly, basic and diluted weighted average shares outstanding are equal for such periods.

LIZ CLAIBORNE INC.
CONSOLIDATED BALANCE SHEETS
(All amounts in thousands)
(Unaudited)

	April 4, 2009	April 5, 2008
Assets
Current Assets:
Cash and cash equivalents	$41,457	$111,142
Accounts receivable — trade, net	384,186	566,656
Inventories, net	436,131	526,052
Deferred income taxes	8,116	99,506
Other current assets	119,575	287,500
Assets held for sale	16,649	31,227

Total current assets	1,006,114	1,622,083

Property and Equipment, Net	524,796	587,404
Goodwill and Intangibles, Net	249,244	993,177
Deferred Income Taxes	2,164	20,417
Other Assets	32,986	23,236

Total Assets	$1,815,304	$3,246,317

Liabilities and Stockholders’ Equity
Current Liabilities:
Short-term borrowings	$267,966	$77,087
Other current liabilities	438,258	676,697

Total current liabilities	706,224	753,784

Long-Term Debt	485,929	912,025
Other Non-Current Liabilities	165,052	109,885
Deferred Income Taxes	38,422	1,157
Stockholders’ Equity	419,677	1,469,466

Total Liabilities and Stockholders’ Equity	$1,815,304	$3,246,317

LIZ CLAIBORNE INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(All amounts in thousands)
(Unaudited)

	Three Months Ended
	April 4, 2009	April 5, 2008
	(13 Weeks)	(14 Weeks)
Cash Flows from Operating Activities:
Net Loss	$(91,748)	$(30,924)
Adjustments to arrive at loss from continuing operations	4,415	23,265

Loss from continuing operations	(87,333)	(7,659)

Adjustments to reconcile loss from continuing operations to net cash provided by (used in) operating activities:
Depreciation and amortization	38,653	39,499
Impairment of goodwill	1,898	—
Streamlining initiatives and other asset write-downs	5,865	2,707
Loss on asset disposals, net	3,453	14,152
Share-based compensation	1,894	3,391
Other, net	(57)	24
Changes in assets and liabilities:
Increase in accounts receivable — trade, net	(45,111)	(117,060)
Decrease in inventories, net	24,354	8,791
Decrease in other current and non-current assets	10,281	47,038
(Decrease) increase in accounts payable	(31,063)	1,911
Increase (decrease) in accrued expenses and other non-current liabilities	28,058	(49,794)
Net change in income tax assets and liabilities	101,487	(87,582)
Net cash used in operating activities of discontinued operations	(6,545)	(9,770)

Net cash provided by (used in) operating activities	45,834	(154,352)

Cash Flows from Investing Activities:
Purchases of property and equipment	(18,659)	(46,105)
Payments for purchases of businesses	(5,000)	(5,066)
Payments for in-store merchandise shops	(1,225)	(1,632)
Other, net	309	(392)
Net cash provided by investing activities of discontinued operations	—	60,344

Net cash (used in) provided by investing activities	(24,575)	7,149

Cash Flows from Financing Activities:
Short-term borrowings, net	27,958	61,698
Principal payments under capital lease obligations	(1,066)	(1,075)
Dividends paid	—	(5,257)
Excess tax benefits related to stock options	—	(2,058)
Deferred financing fees	(26,651)	(747)

Net cash provided by financing activities	241	52,561

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(5,474)	383

Net Change in Cash and Cash Equivalents	16,026	(94,259)
Cash and Cash Equivalents at Beginning of Period	25,431	205,401

Cash and Cash Equivalents at End of Period	$41,457	$111,142

LIZ CLAIBORNE INC.
SEGMENT REPORTING
(All amounts in thousands)
(Unaudited)

	Three Months Ended		Three Months Ended
	April 4, 2009	% to	April 5, 2008	% to
	(13 weeks)	Total	(14 weeks)	Total
NET SALES:
Domestic-Based Direct Brands	$259,536	33.3%	$277,916	25.4%
International-Based Direct Brands	208,541	26.7%	342,234	31.2%
Partnered Brands	311,588	40.0%	475,224	43.4%

Total Net Sales	$779,665	100.0%	$1,095,374	100.0%

	Three Months Ended		Three Months Ended
	April 4, 2009	% to	April 5, 2008	% to
	(13 weeks)	Sales	(14 weeks)	Sales
OPERATING (LOSS) INCOME (a):
Domestic-Based Direct Brands	$(21,163)	(8.2)%	$13,252	4.8%
International-Based Direct Brands	(17,191)	(8.2)%	14,122	4.1%
Partnered Brands	(39,750)	(12.8)%	(39,781)	(8.4)%

Total Operating Loss	$(78,104)	(10.0)%	$(12,407)	(1.1)%

	Three Months Ended		Three Months Ended
	April 4, 2009	% to	April 5, 2008	% to
	(13 weeks)	Total	(14 weeks)	Total
NET SALES:
Domestic	$529,755	67.9%	$696,478	63.6%
International	249,910	32.1%	398,896	36.4%

Total Net Sales	$779,665	100.0%	$1,095,374	100.0%

	Three Months Ended		Three Months Ended
	April 4, 2009	% to	April 5, 2008	% to
	(13 weeks)	Sales	(14 weeks)	Sales
OPERATING (LOSS) INCOME:
Domestic	$(50,223)	(9.5)%	$(23,088)	(3.3)%
International	(27,881)	(11.2)%	10,681	2.7%

Total Operating Loss	$(78,104)	(10.0)%	$(12,407)	(1.1)%

(a)	Operating (loss) income includes charges related to streamlining initiatives and brand-exiting activities and goodwill impairment. Refer to the table entitled “Reconciliation of Non-GAAP Financial Information — Segment Reporting” for further information.

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
(All amounts in thousands, except per common share data)
(Unaudited)
The following tables provide reconciliations of Loss from Continuing Operations to (Loss) Income from Continuing Operations Excluding Streamlining Initiatives and Brand-Exiting Activities and Goodwill Impairment and of Operating Loss to (Loss) Income from Continuing Operations Excluding Streamlining Initiatives and Brand-Exiting Activities and Goodwill Impairment.

	Three Months Ended
	April 4, 2009	April 5, 2008
	(13 weeks)	(14 weeks)
Loss from Continuing Operations	$(87,333)	$(7,659)
Streamlining initiatives and brand-exiting activities (a)	32,538	62,209
Goodwill impairment	1,898	—
Benefit (provision) for income taxes	17,952	(23,579)

(Loss) Income from Continuing Operations Excluding Streamlining Initiatives and Brand-Exiting Activities and Goodwill Impairment	$(34,945)	$30,971

Operating Loss	$(78,104)	$(12,407)
Streamlining initiatives and brand-exiting activities (a)	32,538	62,209
Goodwill impairment	1,898	—

Operating (Loss) Income Excluding Streamlining Initiatives and Brand-Exiting Activities and Goodwill Impairment	(43,668)	49,802

Interest expense, net	13,882	12,103
Other (income) expense, net	(5,913)	2,594
Benefit (provision) for income taxes	16,692	(4,134)

(Loss) Income from Continuing Operations Excluding Streamlining Initiatives and Brand-Exiting Activities and Goodwill Impairment	$(34,945)	$30,971

Basic and Diluted Earnings per Common Share from Continuing Operations Excluding Streamlining Initiatives and Brand-Exiting Activities and Goodwill Impairment (b)	$(0.37)	$0.33

(a)	During the three months ended April 4, 2009 and April 5, 2008, the Company recorded expenses related to its streamlining initiatives and brand-exiting activities as follows:

	Three Months Ended
	April 4, 2009	April 5, 2008
	(13 weeks)	(14 weeks)
Payroll, lease terminations and asset write-downs	$33,341	$37,488
Store closure and other costs	(803)	24,721

	$32,538	$62,209

(b)	As the Company incurred a loss from continuing operations excluding streamlining initiatives and brand-exiting activities and goodwill impairment for the three months ended April 4, 2009, all outstanding restricted shares and stock options are antidilutive. As such, basic and diluted weighted average shares outstanding are equal for such periods. Adjusted diluted earnings per share for the three months ended April 5, 2008 is based on 93,759 weighted average shares outstanding.

LIZ CLAIBORNE INC.
RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION
SEGMENT REPORTING
(All amounts in thousands)
(Unaudited)
The following tables provide a reconciliation of Operating (Loss) Income to Adjusted Operating (Loss) Income, which excludes Streamlining Initiatives and Brand-Exiting Activities and Goodwill Impairment.

	Three Months Ended
	April 4, 2009 (13 weeks)
		International-
	Domestic-Based	Based	Partnered
	Direct Brands	Direct Brands	Brands	Total
Net Sales:
As Reported	$259,536	$208,541	$311,588	$779,665

Operating Loss:
As Reported	$(21,163)	$(17,191)	$(39,750)	$(78,104)
Goodwill Impairment	—	—	1,898	1,898
Streamlining Initiatives and Brand-Exiting Activities	10,289	3,826	18,423	32,538

Adjusted Operating Loss	$(10,874)	$(13,365)	$(19,429)	$(43,668)

% of Net Sales	(4.2)%	(6.4)%	(6.2)%	(5.6)%

	Three Months Ended
	April 5, 2008 (14 weeks)
		International-
	Domestic-Based	Based	Partnered
	Direct Brands	Direct Brands	Brands	Total
Net Sales:
As Reported	$277,916	$342,234	$475,224	$1,095,374

Operating Income (Loss):
As Reported	$13,252	$14,122	$(39,781)	$(12,407)
Streamlining Initiatives and Brand-Exiting Activities	5,189	6,767	50,253	62,209

Adjusted Operating Income	$18,441	$20,889	$10,472	$49,802

% of Net Sales	6.6%	6.1%	2.2%	4.5%

LIZ CLAIBORNE INC.
AVAILABILITY UNDER REVOLVING CREDIT FACILITY
(In thousands)
(Unaudited)

April 4, 2009
Total Revolving Credit Facility Size (a)	$600,000

Borrowing Base (a)	$480,270
Outstanding Borrowings	(263,797)
Letters of Credit Issued	(50,554)

Available Capacity at April 4, 2009	$165,919

(a)	Availability under the revolving credit facility is the lesser of $600 million or a borrowing base comprised primarily of eligible accounts receivable and inventory.